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                                                                  Exhibit 3.2(c)

                             SECRETARY'S CERTIFICATE


I, Martin D. Krall, Secretary of Applied Graphics Technologies, Inc. (the "Corporation") do hereby certify that on August 24, 2000, the Board of Directors of the Corporation unanimously adopted the following resolution to amend the Amended and Restated Bylaws of the Corporation, as amended (the "Bylaws"), as follows:

RESOLVED, that Article V, Section 1 of the Bylaws of the Company be, and it hereby is, amended to read in its entirety as follows:

              "Section 1. Required Officers. The officers of the Corporation shall be chosen by the board of directors and shall consist of such offices as the board of directors shall, in its discretion, determine. Any number of offices may be held by the same person unless the certificate of incorporation or these Bylaws otherwise provide."

Except as set forth above, the Bylaws shall remain unchanged and in full force and effect.

October 17, 2000

                                           /s/ Martin D. Krall
                                           Martin D. Krall, Secretary
                                           Applied Graphics Technologies, Inc.